As filed with the U.S. Securities and Exchange Commission on May 12, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Modern Media Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	6770	47-1277598
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1180 Peachtree Street, N.E., Suite 2400

Atlanta, Georgia 30309

Telephone: (404) 443-1182

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lewis W. Dickey, Jr.

President and Chief Executive Officer

Modern Media Acquisition Corp.

1180 Peachtree Street, N.E., Suite 2400

Atlanta, Georgia 30309

Telephone: (404) 443-1182

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Hanson, Esq. Neil M. Simon, Esq. Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309 (404) 521-3939	Alan Annex, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 (212) 801-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-216546

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.0001 par value, one Right entitling the holder to receive one-tenth (1/10) of one share of common stock, and one-half of one warrant	3,450,000 Units(2)	$10.00	$34,500,000	$3,999+
Shares of common stock included as part of the units(3)	3,450,000 Shares(2)	—	—	—(4)
Rights included as part of the units(3)	3,450,000 Rights(2)	—	—	—(4)
Warrants included as part of the units(3)	1,725,000 Warrants(2)	—	—	—(4)
Shares of common stock underlying the rights included as part of the units	345,000 Shares	—	—	—(4)
Total			$34,500,000	$3,999+

+	The Registrant has previously paid $33,321 pursuant to its Registration Statement on Form S-1 (File No. 333-216546), initially filed on March 8, 2017 (the “Prior Registration Statement”) of which only $19,993 was used. Per Rule 457(p) under the Securities Act, the Registrant hereby offsets the fee of $3,999 due hereunder with an equivalent amount of the unused fee from the Prior Registration Statement.
(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Represents only the additional number of securities being registered. Includes 450,000 units, consisting of 450,000 shares of common stock, 450,000 rights, 225,000 warrants and 45,000 shares of common stock underlying the rights included as part of the units, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Prior Registration Statement.
(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	Pursuant to Rule 457(g) under the Securities Act, no additional fee.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 3,450,000 additional units of Modern Media Acquisition Corp., a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. Each right entitles the holder thereof to receive one-tenth of one share of the Registrant’s common stock. Each whole warrant entitles the holder thereof to purchase one share of the Registrant’s common stock at a price of $11.50 per share, subject to certain adjustments, and only whole warrants are exercisable. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-216546) (the “Prior Registration Statement”), initially filed by the Registrant on March 8, 2017 and declared effective by the Securities and Exchange Commission on May 11, 2017. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 11th day of May, 2017.

MODERN MEDIA ACQUISITION CORP.

By:	/s/ Lewis W. Dickey, Jr.
Name:	Lewis W. Dickey, Jr.
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lewis W. Dickey, Jr. Lewis W. Dickey, Jr.	President and Chief Executive Officer and Chairman (Principal Executive Officer)	May 11, 2017

/s/ William Drewry William Drewry	Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2017

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Jones Day

23.1	Consent of WithumSmith+Brown, PC

23.2	Consent of Jones Day (included in Exhibit 5.1)